Press Release

Exhibit 99.1

Shareholder Relations
(954) 577-9225
www.finantra.com

FINANTRA CAPITAL, INC. ANNOUNCES SENIOR MANAGEMENT
CHANGES AS PART OF ONGOING RESTRUCTURING

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Company Names Brian Lazarus Treasurer and Vice President of Finance

      PLANTATION, Fla., January 26, 2001 — Finantra Capital, Inc. (NASDAQ: FANT) today announced several senior management changes as part of the Company’s ongoing restructuring following the elimination of its commercial finance operations.

      Maynard Hellman, a director and the Company’s general counsel, has been named acting Chief Operating Officer. Mr. Hellman will serve in that position until Finantra completes a search for a new COO with experience in the consumer finance industry.

      Steven Beitler, a director of the Company, has been named Chairman of the Company’s Audit Committee, a position previously held by Mr. Hellman.

      The Company also announced that Brian Lazarus has been named vice president of finance and treasurer. Mr. Lazarus was formerly a senior audit manager with KPMG, LLP. A certified public accountant, Mr. Lazarus joined KPMG in 1994 after earning a Bachelor of Science degree in accounting from Babson College. As a senior manager, Mr. Lazarus has extensive experience interacting with financial institutions and mortgage bankers and wide-ranging knowledge of Internet related finance operations.

      “We were extremely impressed with Brian’s broad understanding of mortgage banking and the financial markets in general,” said Robert Press, chairman and chief executive officer of Finantra. “Since we recently eliminated our commercial finance

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FINANTRA CAPITAL, INC. ANNOUNCES SENIOR MANAGEMENT CHANGES 2-2-2

operations, all of our resources are now being devoted to growing our consumer finance and mortgage banking operations. Brian will be an integral part of that expansion.”

      Additionally, Finantra announced that Charles Litt has stepped down from his position as President of Finantra to pursue an active role as a consultant in Finantra’s business development operations. Mr. Press will assume the title of acting president.

      During December 2000, Finantra announced it was taking non-recurring charges, primarily in the third quarter of fiscal 2000, to refine its balance sheet and streamline its business model. Pending the completion of several acquisitions, Mr. Press said that he anticipates Finantra returning to profitability in fiscal year 2001.

About Finantra

      Finantra Capital, Inc. is a multi-faceted specialty finance company specializing in consumer finance and mortgage lending delivered through traditional and online processing systems. The consumer finance group is involved in mortgage banking and other types of retail specialty financing. The company’s leading consumer finance subsidiary, Travelers Investment Corporation, which is involved primarily in specialty consumer finance, annually purchases more than $75 million in consumer loans.

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      The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain of the statements contained herein, which are not historical facts, are forward-looking statements with respect to events, the occurrence of which involve risks and uncertainties. These forward-looking statements may be impacted, either positively or negatively, by various factors. Information concerning potential factors that could affect the Company is detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission.